CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price[1]	Amount of Registration Fee
Currency-Linked Capital Protected Notes due 2010	$600,000	$18.42

(1)
The maximum aggregate offering price relates to an additional $600,000 of securities offered and sold pursuant to this Amendment No. 1 to Pricing Supplement No. 299 to Registration Statement No. 333-131266.

PROSPECTUS Dated January 25, 2006	Amendment No. 1 to Pricing Supplement No. 299 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated June 22, 2007
Rule 424(b)(2)
$12,753,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Currency-Linked Capital Protected Notes due June 29, 2010
Based on the Performance of a Basket of Seven Currencies Relative to the U.S. Dollar
Australian dollar + British pound + Canadian dollar + Danish krone
+ European Union euro + New Zealand dollar + Norwegian krone

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $1,000 plus a supplemental redemption amount, if any, based on whether an equally-weighted basket of seven currencies strengthens relative to the U.S. dollar, as determined at maturity.  The basket is composed of the Australian dollar, the British pound, the Canadian dollar, the Danish krone, the European Union euro, the New Zealand dollar and the Norwegian krone, each of which we refer to as a basket currency and collectively as the basket currencies.  In no event will the payment at maturity be less than the principal amount of $1,000.
•	The principal amount and issue price of each note is $1,000.
•	We will not pay interest on the notes.
•
At maturity, you will receive, for each $1,000 principal amount of notes, the principal amount plus a supplemental redemption amount, if any, based on the performance of the basket currencies relative to the U.S. dollar.  The supplemental redemption amount will equal $1,000 times (x) the basket performance times (y) 330%, which we refer to as the participation rate; provided that the supplemental redemption amount will not be less than zero.

•
The basket performance will equal the sum of (i) the Australian dollar performance value, (ii) the British pound performance value, (iii) the Canadian dollar performance value, (iv) the Danish krone performance value, (v) the European Union euro performance value, (vi) the New Zealand dollar performance value and (vii) the Norwegian krone performance value, each as determined on June 18, 2010, which we refer to as the valuation date.

º
The performance value for each basket currency measures the change in strength of the basket currency relative to the U.S. dollar and will equal (i) the percentage change, whether positive or negative, in the final exchange rate for such basket currency from the initial exchange rate for such basket currency times (ii) 14.2857%, which is the basket weighting for each basket currency.

➢	The initial exchange rate for each basket currency equals the exchange rate for such basket currency on June 22, 2007, the day we priced the notes for initial sale to the public.
➢	The final exchange rate for each basket currency will equal the exchange rate for such basket currency on the valuation date.
•	If the basket performance is less than or equal to zero, no supplemental redemption amount will be paid and you will receive only the principal amount of $1,000 at maturity.
•	Investing in the notes is not equivalent to investing in the basket currencies.
•	The notes will not be listed on any securities exchange.
•	The CUSIP number for the notes is 61747YBS3.
You should read the more detailed description of the notes in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”
The notes involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on PS-10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE 100% PER NOTE

	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per note	100%	2.50%	97.50%
Total	$12,753,000	$318,825	$12,434,175
(1)
The notes will be issued at $1,000 per note and the agent’s commissions will be $25.00 per note; provided that the price to public and the agent's commissions for the purchase by any single investor of between $1,000,000 and $2,999,999 principal amount of notes will be $995.00 per note and $20.00 per note, respectively; for the purchase by any single investor of between $3,000,000 and $4,999,999 principal amount of notes will be $992.50 per note and $17.50 per note, respectively; and for the purchase by any single investor of $5,000,000 or more principal amount of notes will be $990.00 per note and $15.00 per note, respectively.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY
June 22, 2007

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes—Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kongother than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)           otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The return on the notes is linked to the performance of an equally-weighted basket of seven currencies composed of the Australian dollar, the British pound, the Canadian dollar, the Danish krone, the European Union euro, the New Zealand dollar and the Norwegian krone.  These notes combine features of a debt investment and a foreign currency option by offering at maturity 100% principal protection of the issue price with the opportunity to participate in the net weighted aggregate appreciation, if any, of the basket currencies relative to the U.S. dollar.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the value of a basket of currencies relative to the U.S. dollar.

Each note costs $1,000
We, Morgan Stanley, are offering you Currency-Linked Capital Protected Notes due June 29, 2010, Based on the Performance of a Basket of Seven Currencies Relative to the U.S. dollar, which we refer to as the notes.  The principal amount and issue price of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The basket
We have designed the notes to provide investors with exposure to a basket of industrialized nations’ currencies.  If the basket of currencies strengthens relative to the U.S. dollar, you will receive a supplemental redemption amount in addition to the return of the principal amount of $1,000 per note that you hold at maturity.  If, on the other hand, the basket of currencies weakens or does not strengthen relative to the U.S. dollar, the supplemental redemption amount will equal zero and you will receive only the principal amount at maturity.  Furthermore, no interest is payable on the notes.

The following table sets forth the basket currencies, the initial exchange rate, the Reuters page and the weighting for each basket currency.  The initial exchange rates for the Australian dollar, the British pound, the European Union euro and the New Zealand dollar are expressed as the number of U.S. dollars per unit of the applicable basket currency, and the initial exchange rates for the Canadian dollar, the Danish krone and the Norwegian krone are expressed as the number of units of the applicable basket currency per U.S. dollar.

Basket Currency	Initial Exchange Rate	Reuters Page	Percentage Weight in Basket
Australian dollar	0.8485	WMRSPOT12	14.2857%
British pound	1.9957	WMRSPOT07	14.2857%
Canadian dollar	1.0673	WMRSPOT09	14.2857%
Danish krone	5.54235	WMRSPOT05	14.2857%

European Union euro	1.34285	WMRSPOT05	14.2857%
New Zealand dollar	0.76675	WMRSPOT12	14.2857%
Norwegian krone	5.94175	WMRSPOT06	14.2857%

Payment at maturity
Unlike ordinary debt securities, the notes do not pay interest.  Instead, at maturity, for each note that you hold, you will receive the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of the equally-weighted basket of currencies, as described below.

100% Principal Protection

At maturity, we will pay you at least $1,000 plus the supplemental redemption amount, if any.

Payment at Maturity

The payment at maturity will be calculated as follows: Payment at maturity = $1,000 + supplemental redemption amount Beginning on PS-7, we have provided examples of hypothetical payouts on the notes.

The Supplemental Redemption Amount is Linked to the Performance of the Basket of Seven Currencies Relative to the U.S. Dollar

The supplemental redemption amount will equal (i) $1,000 times (ii) the basket performance times (iii) 330%, which we refer to as the participation rate; provided that the supplemental redemption amount will not be less than zero.  The supplemental redemption amount will be calculated as follows:

supplemental redemption amount = $1,000 x basket performance x participation rate where:

basket performance	=
the sum of (i) the Australian dollar performance value, (ii) the British pound performance value, (iii) the Canadian dollar performance value , (iv) the Danish krone performance value, (v) the European Union euro performance value, (vi) the New Zealand dollar performance value and (vii) the Norwegian krone performance value, each as determined on the valuation date; and

valuation date	=	June 18, 2010, subject to adjustment in the event that date is a non-currency business day;

and where:

A basket currency’s performance value may be positive or negative.  If the basket performance, which is the sum of all the basket currencies’ individual performance values is less than, or equal to, zero, the supplemental redemption amount will be zero.  In that case, you will receive at maturity the principal amount of $1,000 for each note that you hold and will not receive any supplemental redemption amount.  In addition, a basket currency’s individual performance value may be offset by decreases in another basket currency’s performance value, such that the basket performance as a whole is less than, or equal to, zero and the supplemental redemption amount is $0 even though some of the basket currencies have strengthened relative to the U.S. dollar.

Please review the table of the historical exchange rates of each of the basket currencies for each calendar quarter in the period from January 1, 2002 through June 22, 2007 and related graphs under “Description of Notes—Historical Information.”  Please also review the graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2002 through June 22, 2007 under “Description of Notes—Historical Graph,” which illustrates the effect of any offset between the basket currencies during such period.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether increases in the exchange rates of any of the basket currencies will be offset by decreases in the exchange rates of other basket currencies, based on their historical performance.

Currency exchange rates
Exchange rates reflect the amount of one currency that can be exchanged for another currency.  In this pricing supplement, the exchange rates for the Australian dollar, the British pound, the European Union euro and the New Zealand dollar are expressed as the number of U.S. dollars per unit of the applicable basket currency.  For each such basket currency an increase in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and a decrease in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.  In contrast, the exchange rates for the Canadian dollar, the Danish krone and the Norwegian krone are expressed as the number of units of the applicable basket currency per U.S. dollar.  For each such basket currency, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.  You will receive a supplemental redemption amount if the basket of currencies as a whole has appreciated/strengthened relative to the U.S. dollar.

MSCS will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Services, Inc., which we refer to as MSCS, to act as calculation agent for The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MSCS will determine the initial exchange rate for each basket currency, the final exchange rate for each basket currency, the basket currencies’ performance values and the basket performance, and will calculate the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes
The notes are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Currency-Linked Notes” and in the section of the prospectus called “Description of Debt Securities – Description of Floating Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement.  You should also read about some of the risks involved in investing in notes in the section called “Risk Factors.”  The tax treatment of investments in currency-linked notes such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

At maturity, for each $1,000 principal amount of notes that you hold, you will receive the principal amount of $1,000 plus a supplemental redemption amount equal to:

(i) if the basket performance is less than, or equal to, zero, $0; or

(ii) if the basket performance is greater than zero, $1,000 times (x) the basket performance times (y) the participation rate.

Presented below are two hypothetical examples showing how the payout on the notes at maturity, including the basket performance and the supplemental redemption amount, is calculated.

Example 1

Basket Performance is Positive.  Investors Receive Par + Supplemental Redemption Amount

Currency	Basket Weighting	Initial Exchange Rate	Hypothetical Final Exchange Rate
Australian dollar	14.2857%	0.8485	0.9079
British pound	14.2857%	1.9957	2.1354
Canadian dollar	14.2857%	1.0673	0.9975
Danish krone	14.2857%	5.54235	5.17977
European Union euro	14.2857%	1.34285	1.43685
New Zealand dollar	14.2857%	0.76675	0.82042
Norwegian krone	14.2857%	5.94175	5.55304

Basket Performance  =  Sum of Hypothetical Currency Performance Values

[(Final Australian dollar exchange rate / Initial Australian dollar exchange rate) – 1]  x  14.2857%
plus
[(Final British pound exchange rate / Initial British pound exchange rate) – 1]  x  14.2857%
plus
[(Initial Canadian dollar exchange rate / Final Canadian dollar exchange rate) – 1]  x  14.2857%
plus
[(Initial Danish krone exchange rate / Final Danish krone exchange rate) – 1]  x  14.2857%
plus
[(Final European Union euro exchange rate / Initial European Union euro exchange rate) – 1]  x  14.2857%
plus
[(Final New Zealand dollar exchange rate / Initial New Zealand dollar exchange rate) – 1]  x  14.2857%
plus
[(Initial Norwegian krone exchange rate / Final Norwegian krone exchange rate) – 1]  x  14.2857%

So, using the hypothetical final exchange rates above,

Australian dollar performance value =  [(0.9079 / 0.8485) -1] x 14.2857%  =  1.00%
plus
         British pound performance value =  [(2.1354 / 1.9957) -1] x 14.2857%  =  1.00%
plus
         Canadian dollar  performance value =  [(1.0673 / 0.9975) -1] x 14.2857%  =  1.00%
plus
         Danish krone performance value =  [(5.54235 / 5.17977) -1] x 14.2857%  =  1.00%

plus
         European Union euro performance value =  [(1.43685 / 1.34285) -1] x 14.2857%  =  1.00%
plus
         New Zealand dollar performance value =  [(0.82042 / 0.76675) -1] x 14.2857%  =  1.00%
plus
         Norwegian krone performance value =  [(5.94175 / 5.55304) -1] x 14.2857%  =  1.00%
equals
basket performance  =  7.00%

Hypothetical basket performance = 7%

Participation rate = 330%

Supplemental redemption amount = $1,000  x  basket performance x  participation rate

=  $1,000  x  7%  x  330%  =  $231.00

Because the basket performance is greater than zero, investors will receive a supplemental redemption amount.  Therefore, the total payment at maturity per note will be $1,231.00, which is the sum of the $1,000 principal amount and a supplemental redemption amount of $231.00.

Example 2

Basket Performance is 0% or Negative.  Investors Only Receive Par at Maturity.

Currency	Basket Weighting	Initial Exchange Rate	Hypothetical Final Exchange Rate
Australian dollar	14.2857%	0.8485	0.5515
British pound	14.2857%	1.9957	1.2972
Canadian dollar	14.2857%	1.0673	1.2410
Danish krone	14.2857%	5.54235	6.44459
European Union euro	14.2857%	1.34285	1.62485
New Zealand dollar	14.2857%	0.76675	0.92777
Norwegian krone	14.2857%	5.94175	4.91054

Basket Performance  =  Sum of Hypothetical Currency Performance Values

So, using the hypothetical final exchange rates above,

Australian dollar performance value =  [(0.5515 / 0.8485) -1] x 14.2857%  =  − 5.00%
plus
         British pound performance value =  [(1.2972 / 1.9957) -1] x 14.2857%  =  − 5.00%
plus
         Canadian dollar  performance value =  [(1.0673 / 1.2410) -1] x 14.2857%  =  − 2.00%
plus
         Danish krone performance value =  [(5.54235 / 6.44459) -1] x 14.2857%  =  − 2.00%
plus
         European Union euro performance value =  [(1.62485 / 1.34285) -1] x 14.2857%  =  3.00%
plus
         New Zealand dollar performance value =  [(0.92777 / 0.76675) -1] x 14.2857%  =  3.00%
plus
         Norwegian krone performance value =  [(5.94175 / 4.91054) -1] x 14.2857%  =  3.00%

equals

basket performance  =  − 5.00%

Hypothetical basket performance = − 5%

Supplemental redemption amount = $0

Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 principal amount per note.

The basket performance may be equal to zero or less than zero even though one or more basket currencies has strengthened relative to the U.S. dollar over the term of the notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies. In Example 2 above, the appreciation of the European Union euro, the New Zealand dollar and the Norwegian krone relative to the U.S. dollar is more than offset by the depreciation of the Australian dollar, the British pound, the Canadian dollar and the Danish krone relative to the U.S. dollar.

Please review the table of the historical exchange rates of each of the basket currencies for each calendar quarter in the period from January 1, 2002 through June 22, 2007 and related graphs under “Description of Notes—Historical Information.”  Please also review the graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2002 through June 22, 2007 under “Description of Notes—Historical Graph,” which illustrates the effect of any offset and/or correlation among the basket currencies during such period.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

RISK FACTORS

The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes do not pay interest
The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes.  Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.  The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the performance of a basket of currencies relative to the U.S. dollar.

The notes may not pay more than the principal amount at maturity	If the basket performance is zero or less, no supplemental redemption amount will be paid and you will receive only the principal amount of $1,000 for each note you hold at maturity.

The notes are subject to currency exchange risk	Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.

The exchange rates between the basket currencies and the U.S. dollar are the result of the supply of, and the demand for, those basket currencies.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

• existing and expected rates of inflation,
• existing and expected interest rate levels,
• the balance of payments, and
• the extent of governmental surpluses or deficits in the relevant foreign country and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.

The notes will not be listed
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  Our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the notes will be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  As noted above, we expect that the exchange rate for the basket currencies on any day will affect the value of the notes more than any other single factor.  Other factors that may influence the value of the notes include:

• the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar,
• interest and yield rates in the U.S. market and in the markets for each of the basket currencies,

•  geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates,

• the time remaining to the maturity of the notes, and
• our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the exchange rates for certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

You cannot predict the future performance of the basket currencies based on their historical performance.  We cannot guarantee that the basket performance will be positive so that you will receive at maturity an amount in excess of the $1,000 principal amount of the notes.

Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the notes
Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the notes in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.

A weakening in the exchange rate of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

Even though currencies trade around-the-clock, the notes will not
The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the notes, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  The possibility of these movements should be taken into account in relating the value of the notes to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the supplemental redemption amount.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the exchange rate of one or more of the basket currencies may offset each other
Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, the exchange rate of one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent. Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

Please review the table of the historical exchange rates of each of the basket currencies for each calendar quarter in the period from January 1, 2002 through June 22, 2007 and related graphs under “Description of Notes—Historical Information.”  Please also review the graph of the historical performance of the basket relative to the U.S. dollar for the period from January 1, 2002 through June 22, 2007 under “Description of Notes—Historical Graph,” which illustrates the effect of any offset and/or correlation among the basket currencies during such period.  You cannot predict the future performance of any of the basket currencies relative to the U.S. dollar or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.  In addition, there can be no assurance that the final exchange rates of any of the basket currencies will strengthen relative to the U.S. dollar, or that the sum of the performance values of the basket currencies will be positive.  If the basket performance is zero or less, you will receive at maturity only the $1,000 principal amount with respect to each note you hold.

Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the notes
The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the notes.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests
The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

As calculation agent, MSCS has determined the initial exchange rate for each basket currency and will determine the final exchange rate for each basket currency, the basket currencies’ performance values and the basket performance, and will calculate the supplemental redemption amount, if any, you will receive at maturity.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of a basket currency’s exchange rate, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Notes—Exchange Rate.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes.  The subsidiaries through which we hedge our obligations under the notes expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the exchange rates of the basket currencies
MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  MS & Co. and some of our other subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities as of the date of this pricing supplement could have increased the initial exchange rates for the basket currencies and, as a result, could have increased the exchange rates at which the basket currencies must close on the valuation date before you would receive a payment at maturity that exceeds the $1,000 principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Notes” refers to each $1,000 principal amount of any of our Currency-Linked Capital Protected Notes Due June 29, 2010, Based on the Performance of a Basket of Seven Currencies Relative to the U.S. Dollar.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$12,753,000

Original Issue Date (Settlement Date)	June 29, 2007

Maturity Date	June 29, 2010

Pricing Date
June 22, 2007.  If such date is not a Currency Business Day with respect to any Basket Currency, the Pricing Date with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Valuation Date	June 18, 2010.

If June 18, 2010 is not a Currency Business Day with respect to any Basket Currency, the Valuation Date with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	61747YBS3

Minimum Denominations	$1,000

Issue Price	$1,000 (100%)

Basket	The following table sets forth the Basket Currencies, the Reuters Page for each Basket Currency and the Basket Weighting of each Basket Currency in the Basket:

Basket Currency	Reuters Page	Basket Weighting
Australian dollar	WMRSPOT12	14.2857%
British pound	WMRSPOT07	14.2857%
Canadian dollar	WMRSPOT09	14.2857%
Danish krone	WMRSPOT05	14.2857%
European Union euro	WMRSPOT05	14.2857%
New Zealand dollar	WMRSPOT12	14.2857%
Norwegian krone	WMRSPOT06	14.2857%

Maturity Redemption Amount
At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to $1,000 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Supplemental Redemption Amount
The Supplemental Redemption Amount will equal (i) $1,000 times (ii) the Basket Performance times (iii) the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero.  The Calculation Agent will calculate the Supplemental Redemption Amount on the Valuation Date.

Basket Performance
The Basket Performance is a percentage that is the sum of the performance values, whether positive or negative, for each of the Basket Currencies.  The Basket Performance is described by the following formula:

Australian Dollar Performance Value
+
British Pound Performance Value
+
Canadian Dollar Performance Value
+
Danish Krone Performance Value
+
European Union Euro Performance Value
+
New Zealand Dollar Performance Value
+
Norwegian Krone Performance Value

Participation Rate	330%

Exchange Rate
Exchange Rate means, on any Currency Business Day, with respect to each of the Basket Currencies, the rate for conversion of such Basket Currency into U.S. dollars (expressed (i) in the case of the Australian dollar, the British pound, the European Union euro and the New Zealand dollar, as the number of U.S. dollars per unit of such Basket Currency and (ii) in the case of the Canadian dollar, the Danish krone and the Norwegian krone, as the number of units of such Basket Currency per U.S. dollar) as determined by reference to the rate displayed on the applicable Reuters Page for such Basket Currency on such Currency Business Day under the column “MID”, as determined by the Calculation Agent; provided that if no such rate is displayed on the applicable Reuters Page for such day or the Calculation Agent determines in good faith that the rate so displayed on the applicable Reuters Page is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars determined by at least five independent leading dealers, selected by the Calculation Agent (the “Reference Dealers”), in the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such Basket Currency determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent.

Currency Business Day
Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England.

Basket Weighting	For each Basket Currency, 14.2857%.

Australian Dollar Performance Value
The Australian Dollar Performance Value is (i) a fraction, the numerator of which will be the Final Australian Dollar Exchange Rate and the denominator of which will be the Initial Australian Dollar Exchange Rate, minus one, times (ii) the Basket Weighting.  The Australian Dollar Performance Value is described by the following formula and will be determined on the Valuation Date:

Final Australian Dollar Exchange Rate	The Exchange Rate for the Australian dollar at or about 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

Initial Australian Dollar Exchange Rate	0.8485, the Exchange Rate for the Australian dollar at or about 4:00 p.m. London time on the Pricing Date.

British Pound Performance Value
The British Pound Performance Value is (i) a fraction, the numerator of which will be the Final British Pound Exchange Rate and the denominator of which will be the Initial British Pound Exchange Rate, minus one, times (ii) the Basket Weighting.  The British Pound Performance Value is described by the following formula and will be determined on the Valuation Date:

Final British Pound Exchange Rate	The Exchange Rate for the British pound at or about 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

Initial British Pound Exchange Rate	1.9957, the Exchange Rate for the British pound at or about 4:00 p.m. London time on the Pricing Date.

Canadian Dollar Performance Value
The Canadian Dollar Performance Value is (i) a fraction, the numerator of which will be the Initial Canadian Dollar Exchange Rate and the denominator of which will be the Final Canadian Dollar Exchange Rate, minus one, times (ii) the Basket Weighting.  The Canadian Dollar Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Canadian Dollar Exchange Rate	1.0673, the Exchange Rate for the Canadian dollar at or about 4:00 p.m. London time on the Pricing Date.

Final Canadian Dollar Exchange Rate	The Exchange Rate for the Canadian dollar at or about 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

Danish Krone Performance Value
The Danish Krone Performance Value is (i) a fraction, the numerator of which will be the Initial Danish Krone Exchange Rate and the denominator of which will be the Final Danish Krone Exchange Rate, minus one, times (ii) the Basket Weighting.  The Danish Krone Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Danish Krone Exchange Rate	5.54235, the Exchange Rate for the Danish krone at or about 4:00 p.m. London time on the Pricing Date.

Final Danish Krone Exchange Rate	The Exchange Rate for the Danish krone at or about 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

European Union Euro Performance Value
The European Union Euro Performance Value is (i) a fraction, the numerator of which will be the Final European Union Euro Exchange Rate and the denominator of which will be the Initial European Union Euro Exchange Rate, minus one, times (ii) the Basket Weighting.  The European Union Euro Performance Value is described by the following formula and will be determined on the Valuation Date:

Final European Union Euro Exchange Rate	The Exchange Rate for the European Union euro at or about 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

Initial European Union Euro Exchange Rate	1.34285, the Exchange Rate for the European Union euro at or about 4:00 p.m. London time on the Pricing Date.

New Zealand Dollar Performance Value
The New Zealand Dollar Performance Value is (i) a fraction, the numerator of which will be the Final New Zealand Dollar Exchange Rate and the denominator of which will be the Initial New Zealand Dollar Exchange Rate, minus one, times (ii) the Basket Weighting.  The New Zealand Dollar Performance Value is described by the following formula and will be determined on the Valuation Date:

Final New Zealand Dollar Exchange Rate	The Exchange Rate for the New Zealand dollar at or about 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

Initial New Zealand Dollar Exchange Rate	0.76675, the Exchange Rate for the New Zealand dollar at or about 4:00 p.m. London time on the Pricing Date.

Norwegian Krone Performance Value
The Norwegian Krone Performance Value is (i) a fraction, the numerator of which will be the Initial Norwegian Krone Exchange Rate and the denominator of which will be the Final Norwegian Krone Exchange Rate, minus one, times (ii) the Basket Weighting.  The Norwegian Krone Performance Value is described by the following formula and will be determined on the Valuation Date:

Initial Norwegian Krone Exchange Rate	5.94175, the Exchange Rate for the Norwegian krone at or about 4:00 p.m. London time on the Pricing Date.

Final Norwegian Krone Exchange Rate	The Exchange Rate for the Norwegian krone at or about 4:00 p.m. London time on the Valuation Date as determined by the Calculation Agent.

Book Entry Note or Certificated Note
Book Entry.  The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Reuters Page
The display page so designated on the Reuters Monitor Money Rates Service (“Reuters”), as noted under “—Basket Currency” above, or any other display page that may replace that display page on Reuters and any successor service thereto.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will be equal to $1,000 plus the Supplemental Redemption Amount, if any, determined as though the Exchange Rate of any Basket Currency on the Valuation Date were the Exchange Rate on the date of acceleration.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent	Morgan Stanley Capital Services Inc. (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Exchange Rate for each Basket Currency on the Valuation Date, the Basket Performance and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Exchange Rate for a Basket Currency, the Basket Performance, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred.  See

“—Market Disruption Event” above. MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information
The following tables set forth the published high, low and end of quarter Exchange Rates for each of the Basket Currencies for each calendar quarter from January 1, 2002 to June 22, 2007.  The graphs following each Basket Currency’s Exchange Rate table set forth the historical Exchange Rate performance of each respective Basket Currency for the period January 1, 2002 to June 22, 2007.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  In addition, the daily exchange rates published by Bloomberg Financial Markets may differ from the Exchange Rates as determined on the applicable Reuters page pursuant to “Exchange Rate” above.  We will not use Bloomberg Financial Markets to determine the applicable Exchange Rates.  The historical Exchange Rates and historical exchange rate performance of the Basket Currencies set forth below should not be taken as an indication of future performance.  We cannot give you any assurance that the Basket Performance will be greater than zero or that you will receive any Supplemental Redemption Amount.

Australian dollar Historical High, Low and Period End Exchange Rates January 1, 2002 through June 22, 2007 (expressed as U.S. dollars per Australian dollar)
Australian dollar	High	Low	Period End
2002
First Quarter	0.5336	0.5069	0.5328
Second Quarter	0.5753	0.5285	0.5634
Third Quarter	0.5674	0.5272	0.5426
Fourth Quarter	0.5669	0.5439	0.5616
2003
First Quarter	0.6163	0.5620	0.6044
Second Quarter	0.6736	0.5986	0.6736
Third Quarter	0.6810	0.6366	0.6801
Fourth Quarter	0.7520	0.6791	0.7520
2004
First Quarter	0.7985	0.7336	0.7667
Second Quarter	0.7668	0.6824	0.6993
Third Quarter	0.7323	0.6885	0.7277
Fourth Quarter	0.7917	0.7216	0.7803
2005
First Quarter	0.7984	0.7553	0.7729
Second Quarter	0.7813	0.7495	0.7624
Third Quarter	0.7750	0.7393	0.7620
Fourth Quarter	0.7636	0.7242	0.7328
2006
First Quarter	0.7582	0.7049	0.7164
Second Quarter	0.7759	0.7158	0.7423
Third Quarter	0.7713	0.7419	0.7459
Fourth Quarter	0.7909	0.7421	0.7886
2007
First Quarter	0.8099	0.7703	0.8086
Second Quarter (through June 22, 2007)	0.8474	0.8132	0.8472

Australian dollar (expressed as U.S. dollars per Australian dollar)

British pound Historical High, Low and Period End Exchange Rates January 1, 2002 through June 22, 2007 (expressed as U.S. dollars per British pound)
British pound	High	Low	Period End
2002
First Quarter	1.4534	1.4082	1.4259
Second Quarter	1.5335	1.4308	1.5335
Third Quarter	1.5844	1.5201	1.5684
Fourth Quarter	1.6100	1.5432	1.6100
2003
First Quarter	1.6552	1.5624	1.5827
Second Quarter	1.6853	1.5541	1.6546
Third Quarter	1.6691	1.5674	1.6618
Fourth Quarter	1.7858	1.6624	1.7858
2004
First Quarter	1.9047	1.7830	1.8462
Second Quarter	1.8572	1.7559	1.8203
Third Quarter	1.8730	1.7731	1.8120
Fourth Quarter	1.9467	1.7795	1.9181
2005
First Quarter	1.9291	1.8547	1.8905
Second Quarter	1.9193	1.7915	1.7915
Third Quarter	1.8444	1.7376	1.7643
Fourth Quarter	1.7845	1.7142	1.7230
2006
First Quarter	1.7875	1.7199	1.7372
Second Quarter	1.8947	1.7392	1.8484
Third Quarter	1.9080	1.8184	1.8723
Fourth Quarter	1.9815	1.8536	1.9589
2007
First Quarter	1.9813	1.9205	1.9678
Second Quarter (through June 22, 2007)	2.0087	1.9626	1.9994

British pound (expressed as U.S. dollars per British pound)

Canadian dollar Historical High, Low and Period End Exchange Rates January 1, 2002 through June 22, 2007 (expressed as Canadian dollars per U.S. dollar)
Canadian dollar	High	Low	Period End
2002
First Quarter	1.6135	1.5772	1.5949
Second Quarter	1.5998	1.5115	1.5173
Third Quarter	1.5972	1.5123	1.5868
Fourth Quarter	1.5967	1.5480	1.5718
2003
First Quarter	1.5766	1.4634	1.4672
Second Quarter	1.4773	1.3342	1.3467
Third Quarter	1.4166	1.3368	1.3521
Fourth Quarter	1.3470	1.2931	1.2970
2004
First Quarter	1.3427	1.2716	1.3093
Second Quarter	1.3967	1.3073	1.3328
Third Quarter	1.3331	1.2613	1.2613
Fourth Quarter	1.2717	1.1774	1.2019
2005
First Quarter	1.2553	1.2012	1.2104
Second Quarter	1.2694	1.2143	1.2251
Third Quarter	1.2436	1.1630	1.1630
Fourth Quarter	1.1939	1.1501	1.1620
2006
First Quarter	1.1720	1.1316	1.1686
Second Quarter	1.1710	1.0987	1.1163
Third Quarter	1.1417	1.1037	1.1180
Fourth Quarter	1.1659	1.1153	1.1659
2007
First Quarter	1.1845	1.1540	1.1540
Second Quarter (through June 22, 2007)	1.1595	1.0586	1.0684

Canadian dollar (expressed as Canadian dollars per U.S. dollar)

Danish krone Historical High, Low and Period End Exchange Rates January 1, 2002 through June 22, 2007 (expressed as Danish krones per U.S. dollar)
Danish krone	High	Low	Period End
2002
First Quarter	8.6503	8.2337	8.5333
Second Quarter	8.4978	7.4919	7.4919
Third Quarter	7.6894	7.3430	7.5271
Fourth Quarter	7.6542	7.0811	7.0811
2003
First Quarter	7.1666	6.7184	6.8049
Second Quarter	6.9451	6.2338	6.4546
Third Quarter	6.8702	6.3699	6.3699
Fourth Quarter	6.5125	5.9131	5.9131
2004
First Quarter	6.1402	5.8025	6.0452
Second Quarter	6.2944	6.0213	6.0923
Third Quarter	6.1912	5.9709	5.9839
Fourth Quarter	6.0573	5.4549	5.4866
2005
First Quarter	5.8338	5.5220	5.7469
Second Quarter	6.1870	5.6932	6.1546
Third Quarter	6.2611	5.9464	6.2053
Fourth Quarter	6.3907	6.1274	6.2975
2006
First Quarter	6.3137	6.0624	6.1586
Second Quarter	6.1720	5.7675	5.8324
Third Quarter	5.9655	5.7880	5.8826
Fourth Quarter	5.9587	5.5890	5.6501
2007
First Quarter	5.7814	5.5654	5.5795
Second Quarter (through June 22, 2007)	5.5985	5.4576	5.5253

Danish krone (expressed as Danish krones per U.S. dollar)

European Union euro Historical High, Low and Period End Exchange Rates January 1, 2002 through June 22, 2007 (expressed as U.S. dollars per European Union euro)
European Union euro	High	Low	Period End
2002
First Quarter	0.9033	0.8593	0.8717
Second Quarter	0.9914	0.8750	0.9914
Third Quarter	1.0117	0.9660	0.9866
Fourth Quarter	1.0492	0.9707	1.0492
2003
First Quarter	1.1054	1.0362	1.0915
Second Quarter	1.1909	1.0695	1.1511
Third Quarter	1.1656	1.0809	1.1656
Fourth Quarter	1.2595	1.1416	1.2595
2004
First Quarter	1.2842	1.2128	1.2316
Second Quarter	1.2365	1.1822	1.2199
Third Quarter	1.2452	1.2011	1.2436
Fourth Quarter	1.3637	1.2285	1.3554
2005
First Quarter	1.3465	1.2757	1.2964
Second Quarter	1.3087	1.2032	1.2108
Third Quarter	1.2542	1.1902	1.2026
Fourth Quarter	1.2179	1.1670	1.1849
2006
First Quarter	1.2307	1.1820	1.2118
Second Quarter	1.2926	1.2092	1.2790
Third Quarter	1.2891	1.2505	1.2674
Fourth Quarter	1.3343	1.2513	1.3199
2007
First Quarter	1.3386	1.2892	1.3354
Second Quarter (through June 22, 2007)	1.3651	1.3303	1.3470

European Union euro (expressed as U.S. dollars per European Union euro)

New Zealand dollar Historical High, Low and Period End Exchange Rates January 1, 2002 through June 22, 2007 (expressed as U.S. dollars per New Zealand dollar)
New Zealand dollar	High	Low	Period End
2002
First Quarter	0.4413	0.4160	0.4404
Second Quarter	0.4982	0.4346	0.4871
Third Quarter	0.4920	0.4529	0.4688
Fourth Quarter	0.5267	0.4733	0.5245
2003
First Quarter	0.5670	0.5234	0.5550
Second Quarter	0.5875	0.5407	0.5875
Third Quarter	0.5999	0.5655	0.5951
Fourth Quarter	0.6556	0.5922	0.6556
2004
First Quarter	0.7096	0.6440	0.6686
Second Quarter	0.6680	0.5978	0.6364
Third Quarter	0.6778	0.6275	0.6778
Fourth Quarter	0.7224	0.6696	0.7182
2005
First Quarter	0.7448	0.6926	0.7117
Second Quarter	0.7355	0.6974	0.6974
Third Quarter	0.7091	0.6731	0.6914
Fourth Quarter	0.7183	0.6717	0.6837
2006
First Quarter	0.6987	0.6037	0.6157
Second Quarter	0.6425	0.5968	0.6083
Third Quarter	0.6703	0.6046	0.6530
Fourth Quarter	0.7060	0.6556	0.7039
2007
First Quarter	0.7174	0.6746	0.7144
Second Quarter (through June 22, 2007)	0.7639	0.7194	0.7639

New Zealand dollar (expressed as U.S. dollars per New Zealand dollar)

Norwegian krone Historical High, Low and Period End Exchange Rates January 1, 2002 through June 22, 2007 (expressed as Norwegian krones per U.S. dollar)
Norwegian krone	High	Low	Period End
2002
First Quarter	9.1243	8.7196	8.8426
Second Quarter	8.7555	7.4905	7.4978
Third Quarter	7.8108	7.2965	7.4052
Fourth Quarter	7.6555	6.9370	6.9370
2003
First Quarter	7.4712	6.8311	7.2720
Second Quarter	7.3181	6.6227	7.2034
Third Quarter	7.6800	6.9775	7.0444
Fourth Quarter	7.2284	6.6287	6.6652
2004
First Quarter	7.1341	6.6614	6.8444
Second Quarter	6.9855	6.6438	6.9260
Third Quarter	7.0431	6.6851	6.7073
Fourth Quarter	6.7520	6.0521	6.0805
2005
First Quarter	6.5725	6.0732	6.3385
Second Quarter	6.5940	6.2433	6.5328
Third Quarter	6.6665	6.2191	6.5468
Fourth Quarter	6.7991	6.4232	6.7442
2006
First Quarter	6.8351	6.5140	6.5525
Second Quarter	6.5043	5.9877	6.2214
Third Quarter	6.5949	6.1223	6.5333
Fourth Quarter	6.7766	6.0951	6.2360
2007
First Quarter	6.4894	6.0826	6.0826
Second Quarter (through June 22, 2007)	6.1263	5.9245	5.9245

Norwegian krone (expressed as Norwegian krones per U.S. dollar)

Historical Graph
The following graph sets forth the historical performance of the Basket relative to the U.S. dollar (assuming that each of the Basket Currencies is weighted as described in “—Basket” above at June 22, 2007) for the period from January 1, 2002 through June 22, 2007 and illustrates the effect of the offset and/or correlation among the Basket Currencies during such period.  The graph does not take into account the Participation Rate on the Notes, nor does it attempt to show your expected return on an investment in the Notes.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether increases in the exchange rates of any of the basket currencies will be offset by decreases in the exchange rates of other basket currencies, based on their historical performance.

Historical Performance of the Basket January 1, 2002 through June 22, 2007

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.  The original issue price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in forwards and options contracts on the Basket Currencies.  Such purchase activity could potentially have increased the value of the Basket Currencies, and, therefore, the value against the U.S. dollar at which each of the Basket

Currencies must close on the Valuation Date before you would receive at maturity a payment that exceeds the $1,000 principal amount of the Notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Valuation Date, by purchasing and selling the Basket Currencies or forwards or options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities, including by selling any such currencies or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities have not affected or will not affect the value of the Basket Currencies and, therefore, adversely affect the value of the Basket Currencies on the Valuation Date or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided that the price will be $995.00 per Note and the agent’s commissions will be $20.00 per Note for purchasers of greater than or equal to $1,000,000 and less than $3,000,000 principal amount of Notes, the price will be $992.50 per Note and the agent’s commissions will be $17.50 per Note for purchasers of greater than or equal to $3,000,000 and less than $5,000,000 principal amount of Notes and the price will be $990.00 per Note and the agent’s commissions will be $15.00 per Note for purchasers of greater than or equal to $5,000,000 principal amount of Notes.  The Agent may allow a concession not in excess of 2.50% per Note to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Notes distributed by such dealers.  After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on June 29, 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a)        an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)        an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)        a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)        otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans
and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition,

ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company).  Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.  The sale of any Notes to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation
Tax Consequences to U.S. Holders

The following summary is a general discussion of the U.S. federal income tax treatment of the Notes to a U.S. Holder and will depend on whether the “denomination currency” (as defined in the applicable Treasury regulations) of the Notes is the U.S. dollar.  We have determined that the denomination currency of the Notes is the U.S. dollar.  Accordingly, the Notes are not subject to the special rules described in the Treasury regulations governing nonfunctional currency contingent payment debt instruments.  The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

Please read the discussions in the Tax Disclosure Sections of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes.

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes.  As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement.  In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement.  We have determined that the comparable yield is an annual rate of 5.4201% compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,174.0305 due at maturity.

Based on the comparable yield set forth above, the following table states the amount of OID (without taking into account the difference, if any, between the actual and the projected amount of the payment at maturity) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2007	$ 0.1506	$ 0.1506
July 1, 2007 through December 31, 2007	$27.1046	$ 27.2552
January 1, 2008 through June 30, 2008	$27.8391	$ 55.0943
July 1, 2008 through December 31, 2008	$28.5936	$ 83.6879
January 1, 2009 through June 30, 2009	$29.3685	$113.0564
July 1, 2009 through December 31, 2009	$30.1644	$143.2208
January 1, 2010 through June 29, 2010	$30.8097	$174.0305

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of investing in the Notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.